Apollo Group, Inc.
News Release

APOLLO GROUP, INC. ANNOUNCES
THE RETIREMENT OF DR. LAURA PALMER NOONE

Phoenix, Arizona, May 1, 2006 – Apollo Group, Inc. (Nasdaq:APOL) today announced that the President of University of Phoenix, Dr. Laura Palmer Noone, will step down from her post on July 1, 2006, to spend more time with her family. Dr. Noone will serve as President Emerita for the University, and continue to represent the University on numerous academic policy boards including the Arizona Private Postsecondary Board and the National Advisory Committee on Institutional Quality and Integrity.

Dr. Noone’s association with the University has spanned 19 years, from her first years as a faculty member, to director of academic affairs, to vice president for academic affairs and to president in 2000.

“We wish to express our appreciation to Laura for her many years of service and her unwavering focus on the mission of the University of Phoenix,” said Dr. John G. Sperling, interim Executive Chairman of the Board. “We are also delighted that we will continue to benefit from her broad range of institutional knowledge, as well as, her deep political and academic expertise in her new role as President Emerita.”

The University announced that it will conduct a formal search for a permanent successor.

Apollo Group, Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group, Inc., operates through its subsidiaries: The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 95 campuses and 159 learning centers in 39 states, Puerto Rico, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Company Contact:
Kenda B. Gonzales, CFO ~ (800) 990-APOL ~ kenda.gonzales@apollogrp.edu
Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (800) 990-APOL, option 6 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu